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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]

                                  July 1, 2002


Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662

         Re:  Martin Midstream Partners L.P. - Registration Statement on Form
              S-1

Ladies and Gentlemen:

         We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the "Partnership"), and Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale of up to an aggregate of 3,450,000 common units representing limited partner interests in the Partnership (the "Common Units").

         As the basis for the opinion hereinafter expressed, we examined the Delaware Uniform Revised Limited Partnership Act (the "Act"), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

         1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

         2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership's Registration Statement on Form S-1 relating to the Common Units filed on this date with the Securities and Exchange Commission and to which this opinion has been filed as an Exhibit (the "Registration Statement"), will be duly authorized, validly issued, fully paid and nonassessable except as such nonassessability may be effected by the matters below:

(a) If a court were to determine, that the right, or the exercise of the right, under the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") by the holders of Common Units and subordinated units (the "Limited Partners") of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement, or (iii) to take certain other actions under the Partnership Agreement, constitutes "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Partnership's obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the conduct of any of the Limited Partners, that such Limited Partner is a general partner.

(b) Section 17-607 of the Delaware Act provides that a Limited Partner who receives a distribution and knew at the time of the distribution that it was made in violation of the Delaware Act shall be liable to the Partnership for three years for the amount of the distribution.

         We hereby consent to the statements with respect to us under the heading "Validity of the Common Units" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                Very truly yours,

                                /s/  Baker Botts L.L.P.